UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2013, Nielsen Holdings N.V. (“Holdings” or the “Company”) announced that, effective January 1, 2014, David L. Calhoun will resign as the Company’s Chief Executive Officer and will begin serving as Chairman of the Company’s Board of Directors (the “Board”). The Company also announced that, effective January 1, 2014, Dwight M. Barns will succeed Mr. Calhoun as the Company’s Chief Executive Officer and James M. Kilts will step down as Chairman of the Board, but will remain on the Board.

The successor Chief Executive Officer, Mr. Barns, 50, has been the Company’s President, Global Client Service since February 2013. His prior roles with the Company include President of the U.S. Watch business from June 2011 until February 2013, President, Greater China from January 2008 until June 2011, President of Consumer Panel Services from March 2007 until January 2008 and President of the BASES and Analytic Consulting units from July 2004 through February 2007. He joined the Company in March 1997 after 12 years with The Procter & Gamble Company. He is a graduate of Miami University in Ohio and the Stanford Executive Program at the Stanford Graduate School of Business. No immediate changes were made to Mr. Barns’ compensation to reflect this new position.

In connection with the announcement, Holdings, The Nielsen Company B.V. (“The Nielsen Company”) and TNC (US) Holdings, Inc. (together with The Nielsen Company and Holdings, “Nielsen”) entered into a Transition Agreement with Mr. Calhoun, dated as of November 5, 2013, reflecting Mr. Calhoun’s change in status, effective January 1, 2014.

Pursuant to the Transition Agreement, Mr. Calhoun has agreed to devote between 15% and 20% of his business time (determined on a quarterly basis) from January 1, 2014 through December 31, 2015 (or such earlier date as the Board decides to end such services) to provide guidance and advice to Mr. Barns with respect to all aspects of his duties and responsibilities as the new Chief Executive Officer of the Company (the “Additional Services”). Other than as set forth in the Transition Agreement (which provides for the continued right of Mr. Calhoun to earn certain compensation granted to him in his position as Chief Executive Officer, as described below), Mr. Calhoun will not receive any compensation for serving as the Chairman of the Board. Mr. Calhoun does not currently qualify as an independent director of the Board and Holdings does not currently compensate non-independent directors of the Board.

Mr. Calhoun will be entitled to receive his annual bonus with respect to the 2013 fiscal year on the same date in 2014 and in the same form as the annual bonuses to be paid to Nielsen’s senior executive officers. If a portion of such annual bonus is paid in the form of an award of restricted stock units, they will vest based upon his continued service as a non-employee member of the Board. If, however, Mr. Calhoun ceases to serve as a non-employee member of the Board because he was not nominated to serve for an additional term or he is not elected to the Board, then all such restricted stock units will vest on the date he ceases to serve as a non-employee director of the Board. Mr. Calhoun will not be required to repay the remaining $2.0 million of the $6.0 million signing bonus he received in 2010 unless he ceases to serve as Chairman of the Board on or prior to December 31, 2014. Furthermore, Mr. Calhoun will be paid his accrued benefit of $2.0 million under his additional supplemental executive retirement plan on July 2, 2014 in a lump sum cash payment.

Mr. Calhoun has agreed to forfeit on January 1, 2014 the 200,000 restricted stock units granted by Holdings to him on July 25, 2013, but the performance restricted shares granted to Mr. Calhoun on February 20, 2013 and stock options that remain outstanding and unvested as of January 1, 2014 will be eligible to vest for so long as Mr. Calhoun continues to serve as the Chairman of the Board (which reflects an amendment to the terms of these stock awards pursuant to the Transition Agreement, as they would otherwise have continued to be eligible to vest so long as Mr. Calhoun served as a non-employee member of the Board). The vesting of the restricted shares is also conditioned on Mr. Calhoun’s provision of the Additional Services. If the Board terminates the Additional Services prior to December 31, 2015 without Mr. Calhoun’s prior written consent, and Mr. Calhoun is willing and able to perform the Additional Services at such time, then Mr. Calhoun shall be treated as having continued to perform the Additional Services through December 31, 2015 for purposes of earning the restricted shares. In addition, in accordance with the terms of Holdings’ 2010 Stock Incentive Plan, the post-termination exercise period for the stock options held by Mr. Calhoun that were granted under such plan will not commence until he ceases to serve as a non-employee member of the Board. In order to encourage Mr. Calhoun to continue to hold such options and to maintain his significant ownership stake in the Company, the stock options held by Mr. Calhoun that were granted under Holdings’ 2006 Stock Acquisition and Option Plan were amended to provide that the post-termination exercise period for such options will not commence until he ceases to serve as a non-employee member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2013

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer